<pre>
MediaBus  Networks, Inc.
formerly B Y & C Management, Inc.
(A Development Stage Enterprise)

Balance Sheet
                                                         December 31,           June 30,
                                                            2001                 2001
                                                       ----------------      --------------
                                                        (Unadudited)           (Audited)
                ASSETS

Current assets:
                Cash and cash equivalents               $        4,278       $        2,479
                Trade Receivable                                                         -
                Inventories                                                              -
                Income tax receivables                                                   -
                Other                                                                    -
                    Total current assets                         4,278                2,479

Investments
Long-term receivables                                                -                   -
Furniture, fixtures & Equip.                                         -                   -
Propoerty and equipment, net                                         -                   -
Other assets                                                         -                   -
                                                        ----------------     ------------------
                    Total assets                         $       4,278       $        2,479
                                                        ================     ==================
                LIABILITIES

Current liabilities:
                Accounts Payable                         $          21       $            -
                Accrued Liabilities                                  -                    -
                Advances from officers                          55,134               14,655
                Other current liabilities                            -                    -
                                                        ----------------      ------------------
                    Total current liabilities                   55,155               14,655


                STOCKHOLDERS' EQUITY

        Shareholders Equity
                Preferred Stock                                      -                    -
                Common Stock                                     7,340                7,035
                APIC                                            84,610               84,915
                Accumulated deficit                           (142,827)            (104,126)
                                                        ----------------       -------------------
                    Total Shareholders Equity                  (50,877)             (12,176)
                                                        -----------------      -------------------
                   Total Liab. & Shareholders Equity             4,278                2,479
                                                        ==================     ===================

(A Development Stage Enterprise)
Statement of Operations
(Unaudited)

                                                      For the Six Months Ended        From 4/28/98
                                                        December 31, 2001               Initial)
                                                                                      to December 31
                                                   ------------------------------     --------------
                                                      2001              2000              2001
                                                   -----------      -------------     --------------
Revenues:

Revenues                                               -                 -                  -

        Total Revenues                                 -                 -                  -

Expenses:

        Consulting Services                          1,700              23,000           85,926
        Depreciation                                                                      5,362
        Professional Fees                           35,928              46,949          140,869
        Operating Expenses                           1,073               6,167           27,761
                                                  ------------      -------------     ------------
        Total Expenses                              38,701              76,116          259,918

        Net Loss from Operations                   (38,701)            (76,116)        (259,918)

Other Income and Expenses:
        Other Commission Income                                                         126,000
        Loss on Sale of Auto                                                            (10,986)
        Gain on Sale of Investments                                                       2,077
                                                  ------------      -------------     ------------
        Net Loss before Taxes                      (38,701)            (76,116)        (142,827)

Provision for Income Taxes:
        Income Tax Benefit

        Net Loss                                   (38,701)            (76,116)        (142,827)
                                                  ============      ==============    =============

Basic and Diluted Earnings Per Common Share         (0.006)             (0.011)          (0.020)

Weighted Average number of Common Shares
      used in per share calculations               7,000,560           7,012,000        7,000,560
                                                  ============      ==============    =============

MediaBus  Networks, Inc.
formerly B Y & C Management, Inc.
(A Development Stage Enterprise)
Statement of Cash Flows
(Unaudited)

                                                      For the Six Months Ended        From 4/28/98
                                                        December 31, 2001               Initial)
                                                                                      to December 31
                                                   ------------------------------     --------------
                                                      2001              2000              2001
                                                   -----------      -------------     --------------
Cash Flows from Operating Activities:

        Net Incom (Loss)                             (38,701)         (76,116)           (142,827)

        Changes in operating assets and liabilities:                                         -
          Accounts Receivable                                          (1,500)               -
          Accounts Payable                                21            3,104                  21
        Depreciation                                                    5,362
        Loss on Sale of Auto                                                               10,986
        Gain on Sale of Investments                                                        (2,077)
        Advances from Officers                        40,479                               55,134
        Stock issued for Services                                       20,000             26,950
                                                    ----------      -------------      --------------
          Total Adjustments                           40,500            21,604             96,376
                                                    ----------      -------------      --------------
        Net Cash Used in Operating Activities          1,799           (54,512)           (46,451)
                                                    ----------      -------------      --------------
Cash Flows from Investing Activities:

        Sale of Auto                                                       -                5,100
        Purchase of Auto                                                   -              (21,448)
          Purchase Investment                                              -               (3,633)
          Investment Sold                                                  -                5,710
                                                    ----------      -------------      --------------
        Net Cash Used in Investing Activities            -                 -              (14,271)
                                                    ----------      -------------      --------------
Cash Flows from Financing Activities:

        Note Payable                                                       -
        Common Stock                                     -               65,000            65,000
                                                    ----------      -------------      --------------
           Net Cash Provided for
           Financing Activities                                          65,000            65,000
                                                    ----------      -------------      --------------
        Net Increase (Decrease) in Cash                1,799             10,488             4,278

        Cash Balance,    Begin Period                  2,479                251               -
                                                    ----------      -------------      --------------
        Cash Balance,    Ending Period                 4,278             10,739             4,278
                                                    ==========      =============      ==============
Supplemental Disclosures:
          Cash Paid for Interest                         -
          Cash Paid for income taxes                     -
          Stock Issued for Services                    5,000                -               6,950

Statement of Stockholders' Equity
As of December 31, 2001
(Unaudited)

                                                 $0.001         Paid-In  Accumulated     Stockholders'
                                      Shares    Par Vaule       Capital  Deficit         Equity
Balance,  April 28, 1998                 -

Stock Issuance                      6,950,000    6,950           6,950

Net Income   (Loss)                      -         -               -       57,379           57,379
                                   ---------------------------------------------------------------------

Balance,  June 30, 1998             6,950,000    6,950                     57,379           64,329

Net Income   (Loss)                      -         -           (43,697)   (43,697)             -
                                   ---------------------------------------------------------------------

Balance,  June 30, 1999             6,950,000    6,950          13,682     20,632

Net Income   (Loss)                      -         -               -      (20,381)         (20,381)
                                   ---------------------------------------------------------------------

Balance,  June 30, 2000             6,950,000    6,950                     (6,699)             251

Shares Issued for Cash                 65,000       65          64,935     65,000

Shares Issued for Services             20,000       20          19,980     20,000
                                                                   -
Net Income   (Loss)                       -        -               -      (97,427)          (97,427)
                                   ---------------------------------------------------------------------

Balance,  June 30, 2001             7,035,000    7,035          84,915   (104,126)          (12,176)

Stock Cancelled,  8/14/01          (5,200,000)  (5,200)          5,200

Forward Split,  4  to  1            5,505,000    5,505          (5,505)

Net Income   (Loss)                     -          -               -      (11,883)          (11,883)
                                   ---------------------------------------------------------------------

Balance,  September 30, 2001        7,340,000    7,340          84,610   (116,009)          (24,059)

Net Income   (Loss)                     -          -               -      (26,818)          (26,818)
                                   ---------------------------------------------------------------------

Balance,  December 31, 2001         7,340,000    7,340          84,610   (142,827)          (50,877)


                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                               December 31, 2001
                               ------------------
                                   (Unaudited)
                                   -----------


NOTE 1 - DESCRIPTION OF DEVELOPMENT STAGE ACTIVITIES

	Mediabus Networks, Inc., formerly B Y & C Management, Inc.,
(the "Company") was incorporated on April 28, 1998 in the state of Florida. The Company was an Internet based association of property management professionals and licensed real estate brokers and agents that intended to provide continuing education classes, to promote the adoption of national standardized policies and procedures, and to develop certification programs for its membership community. The Company has been in the development stage since its inception. The Company plans to move into technologies and services that allow for the distribution and virtual access of audio, video and interactive content to consumer and business environments.

        The Company has incurred an operating loss from inception through December 31, 2001 and has an accumulated deficit of $142,826. Management expects that the Company will be out of the development stage in 2002.


NOTE 2 - BASIS OF PRESENTATION

         The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 301(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended December 31, 2001 and 2000 and cumulative since inception (April 28, 1998 through December 31, 2001) are not necessarily indicative of the results that may be expected for the fiscal year ended June 30, 2002. For further information, the statements should be read in conjunction with the financial statements and notes thereto included in the Company's 10-KSB 2001.

         Shares of common stock issued by the Company for other than cash have been assigned amount equivalent to the fair value of the service or assets received in exchange.

         Start-up and organization costs are recorded in accordance with the provisions of Statement of Position 98-5, "Reporting Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

        The Company, from time to time, may be subject to legal proceedings and claims that arise in the ordinary course of its business. Currently, the Company is not subject to any legal proceedings or other claims.